EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 23rd day of June, 2003 (the “Effective Date”) by and between OAO TECHNOLOGY SOLUTIONS, INC. (the “OAOT”) and Zan F. Calhoun (“Executive”).

WHEREAS, the Company desires to employ Executive as President of OAO HealthCare Solutions, Inc. (“OAOHS”), a wholly owned subsidiary of OAOT, and Executive desires to accept such employment pursuant to the terms of this Agreement. (OAOHS and OAOT are individually and collectively known as the “Company”.)

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

Definitions. Capitalized terms used herein will have the meanings set forth in the preamble of this Agreement, or as set forth below:

“Annual Bonus” means, as to any fiscal year ending during the Term, the bonus payable to Executive pursuant to Section 0 of this Agreement with respect to that year.

“Annual Salary” means the base salary paid to Executive pursuant to Section 3 of this Agreement, as the same may be increased from time to time.

“Average Annual Bonus” means, as of any given date, the average of the Annual Bonus paid by the Company to Executive for the shorter of (i) three fiscal years preceding the date of termination or (ii) the term of the Agreement.

“Benefits” means the employee benefits described in Section 0 of this Agreement.

“Board” means the Board of Directors of the OAOT.

“Cause” exists when Executive (a) is convicted in a court of law of a felony involving moral turpitude, or enters a plea of guilty or nolo contendere to such crime; (b) is dishonest or engages in willful misconduct which materially, adversely affects the reputation or business activities of the Company; (c) engages in alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (d) fails or refuses to perform his material duties in accordance with the terms of this Agreement or to carry out in all material respects the reasonable and lawful directives of the Board of OAOT and/or OAOT’s Chief Executive Officer; provided, however, that termination pursuant to this subsection (d) will constitute termination for Cause only if Executive has first received written notice stating with specificity the nature of such failure or refusal and, if requested by Executive within 10 days thereafter, Executive is afforded a reasonable opportunity to be heard; or (e) engages in any act of fraud, embezzlement or similar misconduct involving the Company or any of its affiliates.

“COBRA” means 29 U.S.C. §§ 1161 – 1169.

“Code” means the Internal Revenue Code of 1986, as amended.

“Expiration Date” means December 31, 2005 (the “Ending Date”); provided, however, that unless either party provides written notice of non renewal of this Agreement at least three months prior to the Ending Date (or any subsequent anniversary of the Ending Date, if this Agreement is extended pursuant to this Section 0), then the Expiration Date will be extended automatically for an additional year.

“Good Reason” means (a) a material, adverse change in Executive’s title, authority or duties (including the assignment to Executive of duties materially inconsistent with his position as President of OAOHS); (b) any encouragement, request or demand by any member of the Board of OAOT that Executive engage in acts that, in the reasonable judgment of Executive, are illegal or unethical; (c) a reduction or other material adverse change in Executive’s Annual Salary or the percentage of Annual Salary eligible for an Annual Bonus or Benefits that is not cured within 30 days after delivery to the Company of written notice thereof; and (d) any other material breach by the Company of this Agreement or any other agreement between the Company and Executive that is not cured within 30 days after delivery to the Company of written notice thereof.

“Restrictive Covenants” means the provisions contained in Section 5 of this Agreement.

“Severance Period” means, as of any given date, a period equal to 12 months.

“Term” means the period beginning on the Effective Date and ending on the earlier of: (a) the Expiration Date, or (b) the date that Executive’s employment with the Company is terminated for any reason.

Duration of Agreement; Duties. Subject to Section 6.1, Executive’s employment by the Company may be terminated at any time; provided, however, that during the Term, the terms and conditions of Executive’s employment by the Company will be as herein set forth. During the Term, Executive will serve the Company and will devote his best efforts and substantially all of his business time and services to the Company to perform such duties as may be customarily incident to such position and as may reasonably be assigned from time to time by the Board or OAOT’s Chief Executive Officer. Executive will render his services hereunder to the Company and its affiliates and will use his best efforts, judgment and energy in the performance of the duties assigned to him. Executive will perform his duties primarily at the Company’s offices in Woodland Hills, California, provided that Executive’s duties may require him to travel and to perform services at other locations from time to time.

Annual Salary. Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity hereunder, an initial base salary at an annual rate of $300,000 commencing on the Effective Date and continuing until expiration or termination of the Term. This Annual Salary and all other cash payments made under this Agreement will be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld from Executive’s wages by the Company, and which will be withheld and paid in accordance with OAOHS’ normal payroll practices from time to time in effect. The Annual Salary will be reviewed on an annual basis by the CEO of OAOT and may be increased from time to time.

Bonus and Benefits.

Annual Bonus. With respect to each fiscal year of the Company ending during the Term, Executive will be eligible to receive an Annual Bonus to the extent Executive meets or exceeds specified personal performance goals and/or the Company meets or exceeds specified corporate performance goals; provided however that Company goals shall be based 90% on the on the performance of OAOHS and 10% on the performance of OAOT. The Annual Bonus shall be paid to Executive at the same time as it is paid to other executives in the Company eligible for a similar Annual Bonus.

Year One – Signing bonus of $25,000. If Executive leaves the Company for any reason within twelve (12) months of the Effective Date other than a termination not for cause, Executive shall repay to the Company the signing bonus. Additionally, Executive will be eligible to receive an annual bonus in accordance with the Management Incentive Plan of up to 50% of his annual salary based on achievement of identified corporate and personal goals, a minimum of $25,000 of this bonus shall be paid by the Company.

Subsequent Years – Executive will be eligible to receive all annual bonus of up to 50% of his annual salary based on achievement of identified corporate and personal goals, a minimum of $25,000 of this bonus shall be paid by the Company through 2005.

Benefits.

Generally. Executive will be entitled to participate in all benefit plans, policies or arrangements sponsored or maintained by the Company from time to time for its senior executive officers.

Vacation. Executive will be entitled to four (4) weeks vacation per calendar year. Such vacation will accrue and be scheduled in accordance with OAOHS’ standard policies and practices as in effect from time to time.

Expenses. The Company will pay or reimburse Executive for all reasonable and documented business, entertainment and travel expenses incurred in the course of his employment in accordance with the Company’s standard policies and practices as in effect from time to time.

Restrictive Covenants.

(i)         As a condition of continued employment, Executive agrees to sign the Confidentiality, Non-disclosure and Invention Agreement attached hereto and incorporated herein by reference

(ii)        As a condition of continued employment, Executive agrees to sign the Non-Solicitation Agreement for California based employees, attached hereto and incorporated herein by reference.

Rights and Remedies Upon Breach. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and that the Company would not have entered into this Agreement in the absence of the Restrictive Covenants. Executive also acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Executive, the Company will have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company.

Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

Disclosure of Restrictive Covenants. The Company may disclose the existence and terms of the Restrictive Covenants set forth in this Section 5 to any employer that Executive may work for during the Restricted Period. Upon request of the Company, Executive will provide the name and address of any such employer.

Termination. Executive’s employment hereunder may be terminated by the Company or Executive at any time. Upon such termination, Executive will be entitled to the compensation and benefits as described in this Section 6.

Termination Without Cause or for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to: payment of all accrued and unpaid Annual Salary and accrued but unused vacation days through the date of such termination; payment of the pro rata portion of any Annual Bonus payable with respect to a fiscal year of the Company earned in the year of termination or in the prior year and not previously paid; continuation of health care coverage for Executive (and, to the extent covered immediately prior to the date of the termination, his spouse and dependents), at the same cost charged to Executive for such coverage immediately prior to Executive’s termination, until the earlier of (i) the end of the Severance Period, or (ii) Executive’s eligibility for coverage under another employer’s group health plan; payment for reasonable executive outplacement services; and payment of bi-weekly severance payments for the duration of the Severance Period in an amount equal to (i) one-twenty-sixth of his Annual Salary as of the date of such termination, plus (ii) one-twenty-sixth the Average Annual Bonus.

The severance benefits described in this Section 0 will be paid in lieu of and not in addition to any other severance arrangement maintained by the Company.

Other Terminations. If Executive’s employment with the Company is terminated by the Company for Cause, as a result of Executive’s death, as a result of Executive’s disability, or by Executive without Good Reason, then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid Annual Salary and accrued but unused vacation days through the date of such termination. All Annual Salary and Benefits will cease at the time of such termination and, except as otherwise provided in this Section 0, or pursuant to COBRA, the Company will have no further liability or obligation to Executive following such termination. The foregoing will not be construed to limit Executive’s rights under any employee benefit plan, policy or arrangement of the Company.

Miscellaneous

Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Executive nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

Indemnification. The Company hereby agrees to indemnify Executive for acts performed in his capacity as an officer and director of the Company to the maximum extent permitted by Delaware law, and to maintain in full force and effect directors’ and officers’ liability insurance to fund that indemnity in amounts and on terms at least equal to those in effect on the date of this Agreement for the Company’s other senior executive officers. The Company shall provide at least 30 days written notice to Executive prior to the expiration or termination of any such insurance.

Notice. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

If to Executive:	Zan F. Calhoun

If to Company:	OAO Technology Solutions, Inc.
7500 Greenway Center, 16th Floor Greenbelt, MD 20770-3522 Attn: Chairman of the Board Fax: 212-634-1155 Copy to General Counsel: Fax: 301-486-1035

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

Acknowledgement of Review. Each party expressly acknowledges and recites that he (a) has read and understands this Agreement in its entirety, and (b) had a meaningful opportunity to consult with an attorney with respect to this Agreement before signing.

Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the employment of Executive by the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

Waiver. Any waiver by either party of any breach of any term or condition in this Agreement will not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

Governing Law. This Agreement will be governed by, and enforced in accordance with, the laws of the State of California, without regard to the application of the principles of conflicts of laws.

Dispute Resolution.

Good-Faith Negotiations. If any dispute arises under this Agreement that is not settled promptly in the ordinary course of business, the parties will seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. If the parties are unable to resolve the dispute between them within 20 business days (or such period as the parties otherwise agree) through these face-to-face negotiations, then the controversy or claim will be settled by arbitration conducted on a confidential basis, strictly in accordance with the terms of this Agreement and the substantive and procedural law of the State of California. The arbitration will be conducted by one arbitrator experienced in employment matters selected by mutual agreement of Executive and the Company. Judgment upon the arbitrator’s award may be entered and enforced in any court of competent jurisdiction. Neither party will institute a proceeding hereunder unless at least 10 days prior thereto, such party provided written notice to the other party of its intent to do so.

Notwithstanding the foregoing, neither the Company nor Executive will be precluded hereby from securing equitable and other pretrial remedies in courts of any jurisdiction including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests but will not be sought as a means to avoid or stay arbitration.

All parties stipulate and agree that in any action or proceeding brought to enforce this Agreement or any of its terms, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement.

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation.

Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of the date first above written.

OAO TECHNOLOGY SOLUTIONS, INC.
By:

Name & Title:

EXECUTIVE

Zan F. Calhoun

Exhibit A

CONFIDENTIALITY, NON-DISCLOSURE,
AND INVENTION ASSIGNMENT AGREEMENT
FOR CALIFORNIA-BASED EMPLOYEES

This Confidentiality, Non-Disclosure, And Invention Assignment Agreement (hereinafter the “Agreement”) is entered into on June 23, 2003, between OAO Technology Solutions, Inc. (“OAOT”), OAO HealthCare Solutions, Inc., (“OAOHS”)and all other majority owned subsidiary companies (collectively the “Company”) and Zan F. Calhoun, (hereinafter “Employee” or “I”).

In consideration of the continuation or commencement of Employee’s employment and the compensation paid to Employee, Employee hereby acknowledges and agrees with the Company as follows:

1.          Confidential Information.

(a)        Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and details concerning customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to the by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were, to my reasonable knowledge, under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b)        Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. By signing this Agreement, I certify that I do not possess any documents or other tangible items containing trade secrets, confidential or proprietary information of any former employer.

(c)        Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain, limited purposes. I agree to hold all such confidential or proprietary information acquired by me during my employment in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2.          Inventions.

(a)        Inventions Retained and Licensed. I have attached hereto, as Attachment 1 to Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)        Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my rights, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 2(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company’s sole discretion, and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Invention.

(c)        Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)        Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)        Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s right in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all outer instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f)         Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Attachment 2 to Exhibit A). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed in Attachment 1 to Exhibit A.

3.          Non-Competition During Employment. Except with the express prior written consent of the Company, Employee agrees that he or she will not, during the period of his or her employment with the Company: (1) engage in any employment or activity other than for the Company in any business in which the Company is engaged or contemplates engaging; (2) induce any other employee of or consultant to the Company to engage in any such employment or activity; or (3) solicit any Clients or potential Clients of the Company for services similar to those performed by the Company even though not directly competitive with such services.

4.          Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Attachment 3 to Exhibit A.

5.          Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

6.          Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

7.          General Provisions.

(a)        Termination of Employment. The terms and conditions of this Agreement shall continue to apply for aperiod of three years after termination of Employment, for whatever reason, and to any period during which I perform services for the Company as a consultant or independent contractor.

(b)        Notification to New Employer. If I leave the employ of the Company, I consent to the Company’s notification to any new employer of my rights and obligations under this Agreement.

(c)        Equitable Remedies. I acknowledge that irreparable injury will result to the Company from my violation of any of the terms of this Agreement. I expressly agree that the Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation.

(d)        Severability. If a court or an arbitrator of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions or portions of them, will not be affected.

(e)        Attorney’s Fees and Costs. All parties stipulate and agree that in any action or proceeding brought to enforce this Agreement or any of its terms, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement.

(f)         Entire Agreement. This Agreement constitutes the final, complete and exclusive statement of the terms of the agreement among all the parties to this Agreement relating to the rights granted by it and the obligations assumed under it. No party has been induced to enter into this Agreement by, nor is any party relying on, any representations or warranty outside those expressly set forth in this Agreement. This Agreement may be supplemented, amended, or modified only by the mutual agreement of all parties, in a writing signed by all the parties.

(g)        Exclusive Jurisdiction. The parties hereto intend to and hereby do confer jurisdiction to enforce the Agreement upon the Superior and District Courts of and within the State of California.

(h)        Governing Law. This Agreement shall be construed, and the legal relations between the parties hereto determined, in accordance with the local laws of the State of California applicable to agreements made and to be performed entirely within the State of California, without giving effect to its conflicts of laws provisions.

(i)          Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms contained in this Agreement.

Signature of Employee:

Print Name of Employee:	Zan F. Calhoun

Date:

Attachment 1 to Exhibit A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

_________             No inventions or improvements

_________             Additional Sheets Attached

Signature of Employee:

Print Name of Employee:	Zan F. Calhoun

Date:

Attachment 2 to Exhibit A

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)        Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or

(2)        Result from any work performed by the employee for the employer.

(b) To the extent a provision is an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Attachment 3 to Exhibit A

OAO TECHNOLOGY SOLUTIONS, INC.
TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to OAO Technology Solutions, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidentiality, Non-Disclosure, And Invention Assignment Agreement signed by me, including the reporting of any inventions and original draft of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Confidentiality, Non-Disclosure, And Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees disclosed to me by reason of my employment with the Company .

Signature of Employee:

Print Name of Employee:	Zan F. Calhoun

Date:

Exhibit B

NON-SOLICITATION AGREEMENT

THIS NON-SOLICITATION AGREEMENT (hereinafter the “Agreement”) is entered into on June 23, 2003 between OAO Technology Solutions, Inc. (“OAOT”), OAO HealthCare Solutions, Inc. (“OAOHS”), and any other of its majority owned subsidiaries, or subdivisions (collectively, the “Company”) and Zan F. Calhoun (hereinafter “Employee” or “I”).

In consideration of the continuation or commencement of Employee’s employment and the compensation paid to Employee, Employee hereby acknowledges and agrees with the Company as follows:

1.          Non-Solicitation of Employees. I agree that while I am employed by the Company, and for a period of twelve (12) months following termination of my employment for whatever reason, I will not directly or indirectly solicit any Company employee to obtain employment with another employer or otherwise attempt to induce any Company employee to leave their employment with the Company.

2.          Non-Solicitation of Specified Customers. I also agree that for a period of twelve (12) months, commencing on the date of termination of my employment, I agree not to, directly or indirectly, solicit business for purposes of providing products or services similar to those provided by OAOHS from any customer of OAOHS. Employee reserves the right to contact customers with whom he/she had a material relationship prior to coming to the Company and whose identities are listed in Attachment A to this Agreement.

3.          Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

4.          Non-Competition During Employment. Except with the express prior written consent of the Company, Employee agrees that he or she will not, during the period of his or her employment with the Company and during any period where the employee is receiving severance or commission payments : (1) engage in any employment or activity other than for the Company in any Information Technology Services business in which OAOHS is engaged or, to Executive’s reasonable knowledge, contemplates engaging; (2) induce any other employee of or consultant to the Company to engage in any such employment or activity; or (3) solicit any Clients or potential Clients of OAOHS for services similar to those performed by OAOHS even though not directly competitive with such services. For purposes of this Agreement Information Technology Services means (a) application software development and maintenance and/or (b) claims processing software development for the healthcare industry.

5.          General Provisions.

(a)        Termination of Employment. The terms and conditions of Section 2, 3 and 4 of this Agreement shall survive after termination of employment, for whatever reason, for the period provided for in each such respective section.

(b)        Equitable Remedies. I acknowledge that irreparable injury will result to the Company from my violation of any of the terms of this Agreement. I expressly agree that the Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation.

(c)        Severability. If a court or an arbitrator of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions or portions of them, will not be affected.

(d)        Attorney’s Fees and Costs. All parties stipulate and agree that in any action or proceeding brought to enforce this Agreement or any of its terms, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement.

(e)        Entire Agreement. This Agreement constitutes the final, complete and exclusive statement of the terms of the agreement among all the parties to this Agreement relating to the rights granted by it and the obligations assumed under it. No party has been induced to enter into this Agreement by, nor is any party relying on, any representations or warranty outside those expressly set forth in this Agreement.

(f)         Modification of Agreement. I acknowledge and agree that this Agreement may not be changed orally, but only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

(g)        Exclusive Jurisdiction. The parties hereto intend to and hereby do confer jurisdiction to enforce the Agreement upon the Superior and District Courts of and within the State of California.

(h)        Governing Law. This Agreement shall be construed, and the legal relations between the parties hereto determined, in accordance with the local laws of the State of California applicable to agreements made and to be performed entirely within the State of California, without giving effect to its conflicts of laws provisions.

(i)         Acceptance of Limitations. I represent that I: (1) have read each and every provision of this Agreement, (2) have consulted, or have been given an opportunity to have this Agreement reviewed by competent legal counsel of my choosing, (3) understand, agree to and accept the provisions hereof, and (4) agree that all restrictions set forth herein are fair and reasonable and are required for the protection of the Company.

(j)         Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms contained in this Agreement.

Signature of Employee:

Print Name of Employee:	Zan F. Calhoun

Date: